Reclassification of Capital Accounts:
The Fund accounts for and reports
distributions to shareholders in
accordance with the American Institute
of
Certified Public Accountants' Statement
of Position 93-2:  Determination,
Disclosure, and Financial Statement
Presentation of Income, Capital Gain,
and
Return of Capital Distributions by
Investment Companies.  The effect of
applying this statement was to increase
undistributed net investment income by
$12,274,132 and increase accumulated
net realized losses on investments by
$12,274,132 for foreign currency gains
realized or recognized during the
period ended June 30, 1996.  Net
investment income, net realized gains
and net
assets were not affected by this
change.